Prospectus
PAELX
May 26 , 2011

T. Rowe Price Emerging Markets Local Currency Bond Fund–Advisor Class

A fund seeking high income and capital appreciation through investments in bonds denominated in emerging markets currencies. This class of shares is sold only through financial intermediaries.

SUBJECT TO COMPLETION

Information contained herein is subject to completion or amendment. A Registration Statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the Registration Statement becomes effective. This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

The Securities and Exchange Commission (SEC) has not approved or disapproved these securities or passed upon the adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Table of Contents

1	Summary

Mutual fund shares are not deposits or obligations of, or guaranteed by, any depository institution. Shares are not insured by the Federal Deposit Insurance Corporation, Federal Reserve, or any other government agency, and are subject to investment risks, including possible loss of the principal amount invested.

Emerging Markets Local Currency Bond Fund—Advisor Class Error! Bookmark not defined.
2	Information About Accounts in T. Rowe Price Funds

Pricing Shares and Receiving Sale Proceeds Error! Bookmark not defined.

Useful Information on Distributions and Taxes Error! Bookmark not defined.

Transaction Procedures and Special Requirements               Error! Bookmark not defined.

Distribution, Shareholder Servicing, and Recordkeeping Fees              Error! Bookmark not defined.

3	More About the Fund

Organization and Management Error! Bookmark not defined.

More Information About the Fund and Its Investment Risks  Error! Bookmark not defined.

Investment Policies and Practices Error! Bookmark not defined.

Disclosure of Fund Portfolio Information Error! Bookmark not defined.

39

4	Investing with T. Rowe Price

Account Requirements and Transaction Information             Error! Bookmark not defined.

Purchasing Additional Shares Error! Bookmark not defined.

Exchanging and Redeeming Shares Error! Bookmark not defined.

Rights Reserved by the Funds Error! Bookmark not defined.

T. Rowe Price Privacy Policy Error! Bookmark not defined.

Investment Objective

The fund seeks to provide high income and capital appreciation.

Fees and Expenses

This table describes the fees and expenses that you may pay if you buy and hold shares of the fund.

Fees and Expenses of the Fund’s Advisor Class

Shareholder fees (fees paid directly from your investment)
Redemption fee (as a percentage of amount redeemed on shares held for 90 days or less)	2.00%

Annual fund operating expenses (expenses that you pay each year as a percentage of the value of your investment)
Management fee s	0.75%

Distribution and service (12b-1) fees	0.25%

Other expenses	0.54%

Total annual fund operating expenses	1.54%

Fee waiver/expense reimbursement	0.34%[a]

Total annual fund operating expenses after fee waiver/expense reimbursement	1.20%[a]

a  T. Rowe Price Associates, Inc. has agreed (through April 30, 2014) to waive its fees and/or bear any expenses (excluding interest, taxes, brokerage, extraordinary expenses, and acquired fund fees) that would cause the class’s ratio of expenses to average net assets to exceed 1.20%. Termination of the agreement would require approval by the fund’s Board of Directors. Fees waived and expenses paid under this agreement  are subject to reimbursement to T. Rowe Price Associates, Inc. by the fund whenever the class’s expense ratio is below 1.20%. However, no reimbursement will be made more than three years after the waiver or payment, or if it would result in the expense ratio exceeding 1.20%.

Example  This example is intended to help you compare the cost of investing in the fund with the cost of investing in other mutual funds. The example assumes that you invest $10,000 in the fund for the time periods indicated and then redeem all of your shares at the end of those periods. The example also assumes that your investment has a 5% return each year, the fund’s operating expenses remain the same, and the expense limitation currently in place is not renewed. Although your actual costs may be higher or lower, based on these assumptions your costs would be:

1year	3 years
$ 122	$ 384

Portfolio Turnover  The fund pays transaction costs, such as commissions, when it buys and sells securities (or “turns over” its portfolio). A higher portfolio turnover rate may indicate higher transaction costs and may result in higher taxes when fund shares are held in a taxable account. These costs, which are not reflected in annual fund operating expenses or in the example, affect the fund’s performance.

SUMMARY

Investments, Risks, and Performance

Principal Investment Strategies  Under normal conditions, at least 80% of the fund’s net assets (including any borrowings for investment purposes) will be invested in bonds that are denominated in emerging markets currencies, and in derivative instruments that provide investment exposure to such securities. Emerging market bonds include fixed rate and floating rate bonds that are issued by governments, government agencies, and supranational organizations of, and corporate issuers located in or conducting the predominant part of their business activities in, the emerging market countries of Latin America, Asia, Europe, Africa and the Middle East.

Investment decisions are based on fundamental research as well as market factors, such as yield and credit quality differences among bonds as well as supply and demand trends and currency values. The fund generally invests in securities where the combination of fixed-income returns and currency exchange rates appears attractive or, if the currency trend is unfavorable, where we believe the currency risk can be minimized through hedging. The fund may purchase bonds of any credit quality and there are no overall limits on the fund’s investments in bonds that are unrated or rated below investment-grade (“junk bonds”). While the fund expects normally to maintain a weighted average maturity of at least 3 years, there are no maturity restrictions on the overall portfolio or on individual securities purchased by the fund.

Through the use of currency derivative instruments such as forward foreign exchange contracts, currency swaps, foreign currency options, and currency futures, the fund has wide flexibility to purchase and sell currencies independently of whether the fund owns bonds in those currencies and to engage in currency hedging transactions. The fund’s currency positions will vary with its outlook on the strength or weakness of the U.S. dollar compared to foreign currencies and the relative value of various foreign currencies to one another.  Currency hedging into the U.S. dollar is permitted, but not required, and the fund will be heavily exposed to foreign currencies. The fund’s overall net short positions in currencies (including the U.S. dollar) are limited to 10% of its net assets. A short position in a currency allows the fund to sell a currency in excess of the value of its holdings denominated in that currency or sell a currency even if it does not hold any assets denominated in the currency. In addition, the fund may use interest rate swaps and futures in order to take long or short positions with respect to its exposure to a particular country, subject to the investment restrictions applicable to futures and swaps.

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The fund is “nondiversified,” meaning it may invest a greater portion of its assets in fewer issuers than is permissible for a “diversified” fund.

The fund may sell holdings for a variety of reasons, such as to alter geographic or currency exposure, to adjust its average maturity, duration, or credit quality, or to shift assets into or out of higher-yielding securities.

Principal Risks  As with any mutual fund, there is no guarantee that the fund will achieve its objective. The fund’s share price fluctuates, which means you could lose money by investing in the fund. The principal risks of investing in this fund are summarized as follows:

Active management risk  The fund is subject to the risk that the investment adviser’s judgments about the attractiveness, value, or potential appreciation of the fund’s investments may prove to be incorrect. If the securities selected and strategies employed by the fund fail to produce the intended results, the fund could underperform other funds with similar objectives and investment strategies.

Foreign investing risk  Investing in the securities of non-U.S. issuers involves special risks not typically associated with investing in U.S. securities. Foreign securities tend to be more volatile and less liquid than investments in U.S. securities and may lose value because of adverse political, social or economic developments overseas. In addition, foreign investments may be subject to regulatory and accounting standards that differ from those of the U.S.

Emerging markets risk  The risks of foreign investing are heightened for securities of issuers in emerging market countries. Emerging market countries tend to have economic structures that are less diverse and mature, and political systems that are less stable, than those of developed countries. In addition to all of the risks of investing in foreign developed markets, emerging markets are more susceptible to governmental interference, local taxes being imposed on foreign investments, restrictions on gaining access to sales proceeds, and less liquid and efficient trading markets.

Currency risk  Because the fund’s emphasis will be on investing in securities denominated in the currencies of emerging market countries, the fund is subject to the significant risk that it could experience losses based solely on the weakness of foreign currencies versus the U.S. dollar and changes in the exchange rates between such currencies and the U.S. dollar.

Hedging risk  The fund’s attempts at hedging and taking long and short positions in currencies may not be successful and could cause the fund to lose money or fail to get the benefit of a gain on a hedged position. If currency values and exchange rates move in a direction not predicted by the investment adviser, the fund could be in a worse position than if it had not entered into such transactions.

Summary	3

Credit risk  This is the risk that an issuer of a debt security or counterparty to an over-the-counter derivative could suffer an adverse change in financial condition that results in a payment default, security downgrade, or inability to meet a financial obligation. The risk of default is much greater for emerging market bonds and securities rated as below investment-grade (“junk bonds”). The fund is exposed to greater credit risk than other bond funds because companies and governments in emerging markets are usually not as strong financially and are more susceptible to economic downturns . Junk bonds carry a higher risk of default than higher rated investments and should be considered speculative.

Interest rate risk  This risk refers to the chance that interest rates will increase, causing a decline in bond prices. (Bond prices and interest rates usually move in opposite directions.) Generally, securities with longer maturities and funds with longer weighted average maturities carry greater interest rate risk.

Liquidity risk  This is the risk that a fund may not be able to sell a security in a timely manner at a desired price.

Nondiversification risk  As a nondiversified fund, the fund has the ability to invest a larger percentage of its assets in the securities of a smaller number of issuers than a diversified fund. As a result, poor performance by a single issuer could adversely affect fund performance more than if the fund were invested in a larger number of issuers. The fund’s share price can be expected to fluctuate more than that of a comparable diversified fund.

Derivatives risk  To the extent the fund uses forward foreign exchange contracts, swaps, options, or futures, it is exposed to additional volatility in comparison to investing directly in bonds and other debt securities. Derivatives can be illiquid  and difficult to value, may involve leverage so that small changes produce disproportionate losses for the fund , and instruments not traded on an exchange are subject to the risk that a counterparty to the transaction will fail to meet its obligations under the derivatives contract. The fund’s use of derivatives involves the risk that anticipated changes in currency values, currency exchange rates, or interest rate movements will not be accurately predicted, which could significantly harm the fund’s performance. Taking a short position in a particular currency could cause the fund to lose money if the currency appreciates in value.

Performance  Because the fund commenced operations in 2011, there is no historical performance information shown here. Performance history will be presented after the fund has been in operation for one full calendar year.

Updated performance information is available through troweprice.com or may be obtained by calling 1-800-638-8790.

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Management

Investment Adviser  T. Rowe Price Associates, Inc. (T. Rowe Price)

Investment Sub-adviser  T. Rowe Price International Ltd (T. Rowe Price International)

Portfolio Manager	Title	Managed Fund Since	Joined Investment Adviser
Andrew Keirle	Co-Chairman of Investment Advisory Committee	2011	2005
Christopher J. Rothery	Co-Chairman of Investment Advisory Committee	2011	1994

Purchase and Sale of Fund Shares

For retirement plan accounts and Uniform Gifts to Minors Act or Uniform Transfers to Minors Act accounts, generally the fund’s minimum initial investment requirement is $1,000 and the minimum subsequent investment requirement is $50. For all other accounts, generally the fund’s minimum initial investment requirement is $2,500 and the minimum subsequent investment is $100. Your financial intermediary may impose different investment minimums.

You may purchase, redeem , or exchange shares of the fund on any day the New York Stock Exchange is open for business. You must purchase, redeem , and exchange shares through your financial intermediary.

Tax Information

The fund declares dividends daily and pays them on the first business day of each month. Distributions by the fund, whether or not you reinvest these amounts in additional fund shares, may be taxed as ordinary income or capital gains unless you invest through an individual retirement account, 401(k) plan, or other tax-deferred account. A redemption or exchange of fund shares may be taxable unless the fund shares are held in a tax-deferred account.

Payments to Broker-Dealers and Other Financial Intermediaries

If you purchase shares of the fund through a broker-dealer or other financial intermediary (such as a bank), the fund and its related companies may pay the intermediary for the sale of fund shares and related services. These payments may create a conflict of interest by influencing the broker-dealer or other intermediary and your salesperson to recommend the fund over another investment. Ask your salesperson or visit your financial intermediary’s website for more information.

Summary	5

As a T. Rowe Price shareholder, you will want to know about the following policies and procedures that apply to all Advisor Class accounts.

Pricing Shares and Receiving Sale Proceeds

How and When Shares Are Priced

The share price (also called “net asset value”) for each class of shares is calculated at the close of the New York Stock Exchange, normally 4 p.m. ET, each day that the exchange is open for business. To calculate the net asset value, the fund’s assets are valued and totaled, liabilities are subtracted, and each class’s proportionate share of the balance, called net assets, is divided by the number of shares outstanding of that class. Market values are used to price stocks and bonds. Market values represent the prices at which securities actually trade or evaluations based on the judgment of the fund’s pricing services. If a market value for a security is not available, the fund will make a good faith effort to assign a fair value to the security by taking into account factors that have been approved by the fund’s Board of Directors/Trustees. This value may differ from the value the fund receives upon sale of the securities. Amortized cost is used to price securities held by money funds and certain other debt securities held by a fund. Investments in mutual funds are valued at the closing net asset value per share of the mutual fund on the day of valuation.

Non-U.S. equity securities are valued on the basis of their most recent closing market prices at 4 p.m. ET except under the circumstances described below. Most foreign markets close before 4 p.m. ET. For securities primarily traded in the Far East, for example, the most recent closing prices may be as much as 15 hours old at 4 p.m. ET. If a fund determines that developments between the close of a foreign market and 4 p.m. ET will, in its judgment, materially affect the value of some or all of the fund’s securities, the fund will adjust the previous closing prices to reflect what it believes to be the fair value of the securities as of 4 p.m. ET. In deciding whether to make these adjustments, the fund reviews a variety of factors, including developments in foreign markets, the performance of U.S. securities markets, and the performance of instruments trading in U.S. markets that represent foreign securities and baskets of foreign securities. The fund may also fair value securities in other situations, for example, when a particular foreign market is closed but the fund is open. The fund uses outside pricing services to provide it with closing market prices and information used for adjusting those prices. The fund cannot predict how often it will use closing prices and how often it will adjust those prices. As a means of evaluating its fair value process, the fund routinely compares closing market prices, the next day’s opening prices in the same markets, and adjusted prices. Other mutual funds may adjust the prices of their securities by different amounts.

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How Your Purchase, Sale, or Exchange Price Is Determined

Advisor Class shares are intended for purchase through various third-party intermediaries including brokers, banks, insurance companies, retirement plan recordkeepers, and others. Contact your intermediary to find out how to purchase, sell, or exchange your shares, trade deadlines, and other applicable procedures for these transactions. The intermediary may charge a fee for its services.

The fund may have an agreement with your intermediary that permits the intermediary to accept orders on behalf of the fund until 4 p.m. ET. In such cases, if your order is received by the intermediary in correct form by 4 p.m. ET, transmitted to the fund, and paid for in accordance with the agreement, it will be priced at the next net asset value computed after the intermediary received your order. If the fund does not have an agreement with your intermediary, T. Rowe Price must receive the request in correct form from your intermediary by 4 p.m. ET in order for your transaction to be priced at that business day’s net asset value.

When authorized by the fund, certain financial institutions or retirement plans purchasing fund shares on behalf of customers or plan participants through Financial Institution Services or Retirement Plan Services may place a purchase order unaccompanied by payment. Payment for these shares must be received by the time designated by the fund (not to exceed the period established for settlement under applicable regulations). If payment is not received by this time, the order may be canceled. The financial institution or retirement plan is responsible for any costs or losses incurred by the fund or T. Rowe Price if payment is delayed or not received.

Note: The time at which transactions and shares are priced and the time until which orders are accepted by the fund or an intermediary may be changed in case of an emergency or if the New York Stock Exchange closes at a time other than 4 p.m. ET. There may be times when you are unable to contact us by telephone or access your account online due to extreme market activity, the unavailability of the T. Rowe Price website, or other circumstances. Should this occur, your order must still be placed and accepted prior to the time the New York Stock Exchange closes to be priced at that business day’s net asset value.

How Proceeds Are Received

Normally, the fund transmits proceeds to intermediaries for redemption orders received in correct form on either the next or third business day after receipt, depending on the arrangement with the intermediary. Under certain circumstances and when deemed to be in a fund’s best interests, proceeds may not be sent to intermediaries for up to seven calendar days after receipt of the redemption order. You must contact your intermediary about procedures for receiving your redemption proceeds.

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Contingent Redemption Fee

Short-term trading can disrupt a fund’s investment program and create additional costs for long-term shareholders. For these reasons, certain T. Rowe Price funds, listed in the following table, assess a fee on redemptions (including exchanges), which reduces the proceeds from such redemptions by the amounts indicated:

T. Rowe Price Advisor Class Funds With Redemption Fees
Fund	Redemption fee	Holding period
Emerging Markets Local Currency Bond—Advisor Class	2%	90 days or less
Global Infrastructure—Advisor Class	2%	90 days or less
Global Large-Cap Stock—Advisor Class	2%	90 days or less
Global Real Estate—Advisor Class	2%	90 days or less
Global Stock—Advisor Class	2%	90 days or less
High Yield—Advisor Class	1%	90 days or less
International Bond—Advisor Class	2%	90 days or less
International Growth & Income—Advisor Class	2%	90 days or less
International Stock—Advisor Class	2%	90 days or less
Real Estate—Advisor Class	1%	90 days or less
Small-Cap Value—Advisor Class	1%	90 days or less

Redemption fees are paid to a fund to deter short-term trading, offset costs, and protect the fund’s long-term shareholders. Subject to the exceptions described on the following pages, all persons holding shares of a T. Rowe Price fund that imposes a redemption fee are subject to the fee, whether the person is holding shares directly with a T. Rowe Price fund, through a retirement plan for which T. Rowe Price serves as recordkeeper, or indirectly through an intermediary, such as a broker, bank, investment adviser, recordkeeper for retirement plan participants, or any other third party.

Computation of Holding Period

When an investor sells shares of a fund that assesses a redemption fee, T. Rowe Price will use the “first-in, first-out” method to determine the holding period for the shares sold. Under this method, the date of redemption or exchange will be compared with the earliest purchase date of shares held in the account. The day after the date of your purchase is considered Day 1 for purposes of computing the holding period. A redemption fee will be charged on shares sold on or before the end of the required holding period. For example, if you redeem your shares on or before the 90th day after the date of purchase, you will be assessed the redemption fee. If you purchase shares through an intermediary, consult your intermediary to determine how the holding period will be applied.

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Transactions Not Subject to Redemption Fees

The T. Rowe Price funds will not assess a redemption fee with respect to certain transactions. As of the date of this prospectus, the following shares of T. Rowe Price funds will not be subject to redemption fees:

1.    Shares redeemed via an automated, systematic withdrawal plan;

2.    Shares redeemed through or used to establish certain rebalancing or asset allocation programs or fund-of-funds products, if approved in writing by T. Rowe Price;

3.    Shares purchased by the reinvestment of dividends or capital gain distributions;*

4.    Shares converted from one share class to another share class of the same fund;*

5.    Shares redeemed by a fund (e.g., for failure to meet account minimums or to cover various fees, such as fiduciary fees);

6.    Shares purchased by rollover and changes of account registration within the same fund;*

7.    Shares redeemed to return an excess contribution in an individual retirement account;

8.    Shares of T. Rowe Price funds purchased by certain other T. Rowe Price funds or accounts managed by T. Rowe Price (please note that other shareholders of the T. Rowe Price fund are still subject to the policy);

9.    Shares that are redeemed in-kind;

10. Shares transferred to T. Rowe Price or a third-party intermediary acting as a service provider when the age of the shares cannot be determined systematically;* and

11. Shares redeemed in retirement plans or other products that restrict trading to no more frequently than once per quarter, if approved in writing by T. Rowe Price.

*  Subsequent exchanges of these shares into funds that assess redemption fees will subject such shares to the fee.

Redemption Fees on Shares Held in Retirement Plans

If shares are held in a retirement plan, redemption fees will generally be assessed on shares redeemed by exchange only if they were originally purchased by exchange. However, redemption fees may apply to transactions other than exchanges depending on how shares of the plan are held at T. Rowe Price or how the fees are applied by your plan’s recordkeeper. To determine which of your transactions are subject to redemption fees, you should contact T. Rowe Price or your plan recordkeeper.

Information About Accounts in T. Rowe Price Funds	9

Omnibus Accounts

If your shares are held through an intermediary in an omnibus account, T. Rowe Price relies on the intermediary to assess the redemption fee on underlying shareholder accounts. T. Rowe Price seeks to identify intermediaries establishing omnibus accounts and to enter into agreements requiring the intermediary to assess the redemption fees. There are no assurances that T. Rowe Price will be successful in identifying all intermediaries or that the intermediaries will properly assess the fees.

Certain intermediaries may not apply the exemptions previously listed to the redemption fee policy; all redemptions by persons trading through such intermediaries may be subject to the fee. Certain intermediaries may exempt transactions not listed from redemption fees, if approved by T. Rowe Price. Persons redeeming shares through an intermediary should check with their respective intermediary to determine which transactions are subject to the fees.

Useful Information on Distributions and Taxes

To the extent possible, all net investment income and realized capital gains are distributed to shareholders.

Dividends and Other Distributions

Dividend and capital gain distributions are reinvested in additional fund shares in your account unless you select another option on your New Account Form. Reinvesting distributions results in compounding, that is, receiving income dividends and capital gain distributions on a rising number of shares.

Interest will not accrue on amounts represented by uncashed distributions or redemption checks.

The following table provides details on dividend payments:

Dividend Payment Schedule
Fund	Dividends
Bond funds	• Shares normally begin to earn dividends on the business day after payment is received by T. Rowe Price. • Declared daily and paid on the first business day of each month.
These stock funds only: • Dividend Growth—Advisor Class • Equity Income—Advisor Class • Global Real Estate—Advisor Class • Real Estate—Advisor Class	• Declared and paid quarterly, if any, in March, June, September, and December. • Must be a shareholder on the dividend record date.
Retirement Funds:
• Retirement Income—Advisor Class	• Shares normally begin to earn dividends on the business day after payment is received by T. Rowe Price. • Declared daily and paid on the first business day of each month.
• All others	• Declared and paid annually, if any, generally in December. • Must be a shareholder on the dividend record date.
Other stock funds	• Declared and paid annually, if any, generally in December. • Must be a shareholder on the dividend record date.

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Bond fund shares will earn dividends through the date of redemption. Shares redeemed on a Friday or prior to a holiday will continue to earn dividends until the next business day. Generally, if you redeem all of your bond fund shares at any time during the month, you will also receive all dividends earned through the date of redemption in the same check. When you redeem only a portion of your bond fund shares, all dividends accrued on those shares will be reinvested, or paid in cash, on the next dividend payment date.

If you purchase and sell your shares through an intermediary, consult your intermediary to determine when your shares begin and stop accruing dividends; the information previously described may vary.

Capital Gain Payments

•     A capital gain or loss is the difference between the purchase and sale price of a security.

•     If a fund has net capital gains for the year (after subtracting any capital losses), they are usually declared and paid in December to shareholders of record on a specified date that month. If a second distribution is necessary, it is paid the following year.

Tax Information

You should contact your intermediary for the tax information that will be sent to you and reported to the Internal Revenue Service.

If you invest in the fund through a tax-deferred account, such as an individual retirement account, you will not be subject to tax on dividends and distributions from the fund or the sale of fund shares if those amounts remain in the tax-deferred account. You may receive a Form 1099-R or other Internal Revenue Service forms, as applicable, if any portion of the account is distributed to you.

If you invest in the fund through a taxable account, you will generally be subject to tax when:

Information About Accounts in T. Rowe Price Funds	11

•     You sell fund shares, including an exchange from one fund to another.

•     The fund makes a distribution to your account.

For individual shareholders, a portion of ordinary dividends representing “qualified dividend income” received by the fund may be subject to tax at the lower rate applicable to long-term capital gains, rather than ordinary income. You may report it as “qualified dividend income” in computing your taxes provided you have held the fund shares on which the dividend was paid for more than 60 days during the 121-day period beginning 60 days before the ex-dividend date. Ordinary dividends that do not qualify for this lower rate are generally taxable at the investor’s marginal income tax rate. This includes the portion of ordinary dividends derived from interest, short-term capital gains, distributions from nonqualified foreign corporations, and dividends received by the fund from stocks that were on loan. Little, if any, of the ordinary dividends paid by the Global Real Estate Fund–Advisor Class, Real Estate Fund–Advisor Class, or the bond fund Advisor Classes is expected to qualify for this lower rate.

For corporate shareholders, a portion of ordinary dividends may be eligible for the 70% deduction for dividends received by corporations to the extent the fund’s income consists of dividends paid by U.S. corporations. Little, if any, of the ordinary dividends paid by the international or bond fund Advisor Classes is expected to qualify for this deduction.

Regular monthly dividends from the Tax-Free Income Fund–Advisor Class are expected to be exempt from federal income taxes. Exemption is not guaranteed since the fund has the right under certain conditions to invest in nonexempt securities. You must report your total tax-free income on Internal Revenue Service Form 1040. The Internal Revenue Service uses this information to help determine the tax status of any Social Security payments you may have received during the year. Tax-exempt dividends paid to Social Security recipients may increase the portion of benefits that is subject to tax.

Beginning in 2013, a 3.8 percent Medicare contribution tax will be imposed on net investment income, including interest, dividends, and capital gain s, of U.S. individuals with income exceeding $200,000 (or $250,000 if married filing jointly), and of estates and trusts.

Taxes on Fund Redemptions

When you sell shares in any fund, you may realize a gain or loss. An exchange from one fund to another is also a sale for tax purposes.

Taxes on Fund Distributions

The tax treatment of a capital gain distribution is determined by how long the fund held the portfolio securities, not how long you held the shares in the fund. Short-term (one year or less) capital gain distributions are taxable at the same rate as ordinary income, and gains on securities held more than one year are taxed at the lower rates applicable to long-term capital gains. If you realized a loss on the sale or exchange of fund shares that you held six months or less, your short-term capital loss must be reclassified as a long-term capital loss to the extent of any long-term capital gain distributions received during the period you held the shares. If you realized a loss on the sale or exchange of fund shares held six months or less, your capital loss is reduced by the tax-exempt dividends , if any, received on those shares. This reduction, however, does not apply to fund shares acquired after December 22, 2010, if the fund declares tax-exempt dividends on a daily basis in an amount equal to at least 90% of its net tax-exempt interest and distributes such dividends at least monthly. For funds investing in foreign securities, distributions resulting from the sale of certain foreign currencies, currency contracts, and the foreign currency portion of gains on debt securities are taxed as ordinary income. Net foreign currency losses may cause monthly or quarterly dividends to be reclassified as a return of capital.

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If the fund qualifies and elects to pass through nonrefundable foreign income taxes paid to foreign governments during the year, your portion of such taxes will be reported to you as taxable income. However, you may be able to claim an offsetting credit or deduction on your tax return for those amounts. There can be no assurance that a fund will meet the requirements to pass through foreign income taxes paid.

If a fund invests in Build America Bonds, authorized by the American Recovery and Reinvestment Act of 2009, or other qualified tax credit bonds and elects to pass through the corresponding interest income and any available tax credits, you will need to report both the interest income and any such tax credits as taxable income. You may be able to claim the tax credits on your federal tax return as an offset to your income tax (including alternative minimum tax) liability, but the tax credits are generally not refundable. There is no assurance, however, that a fund will elect to pass through the income and credits.

For the Tax-Free Income Fund–Advisor Class, gains realized on the sale of market discount bonds with maturities beyond one year may be treated as ordinary income and cannot be offset by other capital losses. To the extent the fund invests in these securities, the likelihood of a taxable gain distribution will be increased.

For the Retirement Funds, distributions by the underlying funds and changes in asset allocations may result in taxable distributions of ordinary income or capital gains.

Taxable distributions are subject to tax whether reinvested in additional shares or received in cash.

Tax Consequences of Hedging

Entering into certain options, futures, swaps, and forward foreign exchange contracts and transactions may result in the application of the mark-to-market and straddle provisions of the Internal Revenue Code. These provisions could result in a fund being required to distribute gains on such transactions even though it did not close the contracts during the year or receive cash to pay such distributions. The fund may not be able to reduce its distributions for losses on such transactions to the extent of unrealized gains in offsetting positions.

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Tax Effect of Buying Shares Before an Income Dividend or Capital Gain Distribution

If you buy shares shortly before or on the “record date”—the date that establishes you as the person to receive the upcoming distribution—you may receive a portion of the money you just invested in the form of a taxable distribution. Therefore, you may wish to find out a fund’s record date before investing. Of course, a fund’s share price may, at any time, reflect undistributed capital gains or income and unrealized appreciation, which may result in future taxable distributions. Such distributions can occur even in a year when the fund has a negative return.

Transaction Procedures and Special Requirements

The Advisor Class is a share class of its respective T. Rowe Price fund and is not a separate mutual fund. The fund’s Advisor Class shares are intended for purchase through various third-party intermediaries, including brokers, banks, insurance companies, retirement plan recordkeepers, and other financial intermediaries that provide various distribution and administrative services.

Purchase Conditions for Intermediaries

Nonpayment  If the fund receives a check or Automated Clearing House transfer that does not clear or the payment is not received in a timely manner, your purchase may be canceled. The intermediary will be responsible for any losses or expenses incurred by the fund or transfer agent. The fund and its agents have the right to reject or cancel any purchase, exchange, or redemption due to nonpayment.

U.S. Dollars  All purchases must be paid for in U.S. dollars; checks must be drawn on U.S. banks.

Sale (Redemption) Conditions

Holds on Immediate Redemptions: 10-day Hold  If an intermediary sells shares that it just purchased and paid for by check or Automated Clearing House transfer, the fund will process the redemption but will generally delay sending the proceeds for up to 10 calendar days to allow the check or transfer to clear. (The 10-day hold does not apply to purchases paid for by bank wire.)

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Large Redemptions  Large redemptions can adversely affect a portfolio manager’s ability to implement a fund’s investment strategy by causing the premature sale of securities that would otherwise be held longer. Therefore, the fund reserves the right (without prior notice) to pay all or part of redemption proceeds with securities from the fund’s portfolio rather than in cash (“redemption in-kind”). If this occurs, the securities will be selected by the fund in its absolute discretion and the redeeming shareholder or account will be responsible for disposing of the securities and bearing any associated costs.

Excessive and Short-Term Trading

T. Rowe Price may bar excessive and short-term traders from purchasing shares.

Excessive or short-term trading in fund shares may disrupt management of a fund and raise its costs. Short-term traders in funds investing in foreign securities may seek to take advantage of an anticipated difference between the price of the fund’s shares and price movements in overseas markets (see Pricing Shares and Receiving Sale Proceeds—How and When Shares Are Priced). While there is no assurance that T. Rowe Price can prevent all excessive and short-term trading, the Boards of Directors/Trustees of the T. Rowe Price funds have adopted the following policies to deter such activity. Persons trading directly with T. Rowe Price or indirectly through intermediaries in violation of these policies or persons believed to be short-term traders may be barred for a minimum of 90 calendar days or permanently from further purchases of T. Rowe Price funds. Purchase transactions placed by such persons are subject to rejection without notice.

•     All persons purchasing shares held directly with a T. Rowe Price fund, or through a retirement plan for which T. Rowe Price serves as recordkeeper, who make more than one purchase followed by one sale or one sale followed by one purchase involving the same fund within any 90-day calendar period will violate the policy.

•     All persons purchasing fund shares held through an intermediary, including a broker, bank, investment adviser, recordkeeper, insurance company, or other third party, and who hold the shares for less than 90 calendar days will violate the policy.

A fund may, in its discretion, reject any purchase or exchange from a person whose trading activity could dilute the value of the fund’s shares, including trading by persons acting collectively (e.g., following the advice of a newsletter). Such persons may be barred from further purchases of T. Rowe Price funds either permanently or for a minimum of 90 days.

Omnibus Accounts  Intermediaries often establish omnibus accounts in the T. Rowe Price funds for their customers. In such situations, T. Rowe Price cannot always monitor trading activity by underlying shareholders. However, T. Rowe Price reviews trading activity at the omnibus account level and looks for activity that indicates potential excessive or short-term trading. If it detects suspicious trading activity, T. Rowe Price contacts the intermediary to determine whether the excessive trading policy has been violated and may request and receive personal identifying information and transaction histories for some or all underlying shareholders (including plan participants) to make this determination. If T. Rowe Price believes that its excessive trading policy has been violated, it will instruct the intermediary to take action with respect to the underlying shareholder in accordance with the policy.

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Retirement Plans  If shares are held in a retirement plan, generally the fund’s excessive trading policy only applies to shares purchased and redeemed by exchange. However, the policy may apply to transactions other than exchanges depending on how shares of the plan are held at T. Rowe Price or how the excessive trading policy is applied by your plan’s recordkeeper. To determine which of your transactions are subject to the fund’s excessive trading policy, you should contact T. Rowe Price or your plan recordkeeper.

Exceptions to Policy  The following types of transactions are generally exempt from this policy: 1) trades solely in money funds (exchanges between a money fund and a nonmoney fund are not exempt); 2) systematic purchases and redemptions; and 3) checkwriting redemptions from bond and money funds.

Transactions in certain rebalancing programs and asset allocation programs, or fund-of-funds products, may be exempt from the excessive trading policy subject to prior written approval by designated persons at T. Rowe Price. In addition, transactions by certain T. Rowe Price funds in other T. Rowe Price funds, as well as certain transactions by approved accounts managed by T. Rowe Price, may also be exempt.

T. Rowe Price may modify the 90-day policy set forth above (for example, in situations where a retirement plan or third party intermediary has restrictions on trading that differ from a T. Rowe Price fund’s policy). These modifications would be authorized only if the fund believes that the modified policy would provide protection to the fund that is reasonably equivalent to the fund’s regular policy. If you are trading your fund shares through an intermediary, you should consult with the intermediary to determine the excessive trading policy that applies to your trades in the fund.

There is no guarantee that T. Rowe Price will be able to detect or prevent excessive or short-term trading.

Signature Guarantees

An intermediary may need to obtain a signature guarantee in certain situations, such as:

•     Written requests to redeem over $5,000,000 and wire the redemption proceeds to a bank account not on file;

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•     Remitting redemption proceeds to any person, address, or bank account not on record;

•     Changing the account registration or broker-dealer of record for an account.

Intermediaries should consult their T. Rowe Price Financial Institution Services representative for specific requirements.

The signature guarantee must be obtained from a financial institution that is a participant in a Medallion Signature Guarantee program. You can obtain a Medallion Signature Guarantee from most banks, savings institutions, broker-dealers, and other guarantors acceptable to T. Rowe Price. When obtaining a Medallion Signature Guarantee, please discuss with the guarantor the dollar amount of your proposed transaction. It is important that the level of coverage provided by the guarantor’s stamp covers the dollar amount of the transaction or it may be rejected. We cannot accept guarantees from notaries public or organizations that do not provide reimbursement in the case of fraud.

distribution, shareholder servicing, and recordkeeping fees

The Advisor Class has adopted a 12b-1 plan under which it pays a fee at a rate of up to 0.25% of its average daily net assets per year to various unaffiliated intermediaries such as brokers, banks, insurance companies , and retirement plan recordkeepers for distribution and/or shareholder servicing of the Advisor Class shares. Distribution payments may include payments to intermediaries for making the Advisor Class shares available to their customers (e.g., providing the fund with “shelf space” or inclusion on a “preferred list” or “supermarket” platform). Shareholder servicing payments may include payments to intermediaries for providing shareholder support services to existing shareholders of the Advisor Class. These payments may be more or less than the costs incurred by the intermediaries. Because the fees are paid from the Advisor Class net assets on an ongoing basis, they will increase the cost of your investment and, over time, could result in your paying more than with other types of sales charges. The Advisor Class may also separately compensate intermediaries at a rate of up to 0. 15% of average daily net assets per year for various recordkeeping and transfer agent services they perform. These services include maintaining separate records for each customer, transmitting net purchase and redemption orders, mailing shareholder confirmations and periodic statements, and providing telephone and web support to respond to questions regarding the customer’s account.

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Payment of these fees may influence your financial advisor’s recommendation of the fund or of any particular share class of the fund.

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 Organization and Management

How is the fund organized?

T. Rowe Price International Funds, Inc. (the “corporation”) was incorporated in Maryland in 1979. Currently, the corporation consists of 17 series, each representing a separate pool of assets with different objectives and investment policies. Each is an “open-end management investment company,” or mutual fund. Mutual funds pool money received from shareholders of each class into a single portfolio and invest it to try to achieve specified objectives. In 2011, the Emerging Markets Local Currency Bond Fund issued a separate class of shares known as the Advisor Class.

What is meant by “shares”?

As with all mutual funds, investors purchase shares when they put money in a fund. These shares are part of a fund’s authorized capital stock, but share certificates are not issued.

Each share and fractional share entitles the shareholder to:

•     Receive a proportional interest in income and capital gain distributions of the class. The income dividends for Advisor Class shares will generally differ from those of the original class to the extent that the expense ratios of the classes differ.

•     Cast one vote per share on certain fund matters, including the election of fund directors/trustees, changes in fundamental policies, or approval of changes in the fund’s management contract. Shareholders of each class have exclusive voting rights on matters affecting only that class.

Do T. Rowe Price funds have annual shareholder meetings?

The funds are not required to hold annual meetings and, to avoid unnecessary costs to fund shareholders, do not do so except when certain matters, such as a change in fundamental policies, must be decided. In addition, shareholders representing at least 10% of all eligible votes may call a special meeting for the purpose of voting on the removal of any fund director or trustee. If a meeting is held and you cannot attend, you can vote by proxy. Before the meeting, the fund will send or make available to you proxy materials that explain the issues to be decided and include instructions on voting by mail or telephone or on the Internet.

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Who runs the fund?

General Oversight

The fund is governed by a Board of Directors that meets regularly to review fund investments, performance, expenses, and other business affairs. The Board elects the fund’s officers. At least 75% of Board members are independent of T. Rowe Price.

All decisions regarding the purchase and sale of fund investments are made by T. Rowe Price or T. Rowe Price International–specifically by the fund’s portfolio manager s.

Investment Adviser

T. Rowe Price is the fund’s investment adviser and oversees the selection of the fund’s investments and management of the fund’s portfolio. T. Rowe Price is a SEC-registered investment adviser that provides investment management services to individual and institutional investors, and sponsors and serves as adviser and sub-adviser to registered investment companies, institutional separate accounts, and common trust funds. The address for T. Rowe Price is 100 East Pratt Street, Baltimore, Maryland 21202. As of March 31, 2011, T. Rowe Price and its affiliates (the “Firm”) managed approximately $ 509 billion for more than 11 million individual and institutional investor accounts.

T. Rowe Price has entered into a sub-advisory agreement with T. Rowe Price International under which T. Rowe Price International is authorized to trade securities and make discretionary investment decisions on behalf of the fund. T. Rowe Price International is an investment adviser registered or licensed with the SEC, United Kingdom Financial Services Authority, Financial Services Agency of Japan, and other non-U.S. regulatory authorities. T. Rowe Price International sponsors and serves as adviser to foreign collective investment schemes and provides investment management services to investment companies and other institutional investors. T. Rowe Price International is headquartered in London and has several branch offices around the world. T. Rowe Price International is a direct subsidiary of T. Rowe Price and its address is 60 Queen Victoria Street, London EC4N 4TZ, United Kingdom. T. Rowe Price may pay T. Rowe Price International up to 60% of the management fee that T. Rowe Price receives from the fund.

Portfolio Management

T. Rowe Price has established an Investment Advisory Committee with respect to the fund. The committee chairmen have day-to-day responsibility for managing the fund’s portfolio and work with the committee in developing and executing the fund’s investment program. The members of the committee are as follows: Andrew Keirle and Christopher J. Rothery, Co-chairmen, Roy H. Adkins, Michael J. Conelius, Ian D. Kelson, Christopher J. Kushlis, Shi Yue Cindy Lau, Michael D. Oh, Julie A. Salsbery, and Ju Yen Tan. The following information describes the chairmen’s experience during the past five years and provides the year that the chairmen first joined the Firm. Mr . Keirle and Mr . Rothery have been co-chairmen since the fund’s inception in 2011. Mr . Keirle joined the Firm in 2005 and his investment experience dates from 1996. During the past five years, he has served as a portfolio manager for various global fixed income strategies managed by the Firm and, beginning in 2010, as a co-portfolio manager for an emerging markets local currency bond strategy managed by the Firm. Mr . Rothery joined the Firm in 1994 and his investment experience dates from 1987. During the past five years, he has served as a portfolio manager for various global fixed income strategies managed by the Firm and, beginning in 2010, as a co-portfolio manager for an emerging markets local currency bond strategy managed by the Firm. The Statement of Additional Information provides additional information about the portfolio managers’ compensation, other accounts managed by the portfolio manager s, and the portfolio managers’ ownership of fund shares.

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The Management Fee

This fee has two parts–an “individual fund fee,” which reflects a fund’s particular characteristics, and a “group fee.” The group fee, which is designed to reflect the benefits of the shared resources of the T. Rowe Price investment management complex, is calculated daily based on the combined net assets of all T. Rowe Price funds (except the Spectrum Funds, Retirement Funds, TRP Reserve Investment Funds, and any index or private label mutual funds). The group fee schedule (in the following table) is graduated, declining as the asset total rises, so shareholders benefit from the overall growth in mutual fund assets.

Group Fee Schedule

0.334%*	First $50 billion
0.305%	Next $30 billion
0.300%	Next $40 billion
0.295%	Next $40 billion
0.290%	Next $60 billion
0.285%	Next $80 billion
0.280%	Thereafter

* Represents a blended group fee rate containing various breakpoints.

The fund’s group fee is determined by applying the group fee rate to the fund’s average daily net assets. On December 31, 2010, the annual group fee rate was 0.30%. The individual fund fee, also applied to the fund’s average daily net assets, is 0.45%.

The expenses shown in the fee table in Section 1 are generally based on a fund’s prior fiscal year. In periods of market volatility, assets may decline significantly, causing total annual fund operating expenses to become higher than the numbers shown in the fee table.

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A discussion about the factors considered by the Board and its conclusions in approving the fund’s investment management contract with T. Rowe Price appear in the fund’s semiannual report to shareholders for the period ended June 30.

Fund Operations and Shareholder Services

T. Rowe Price provides accounting services to the T. Rowe Price funds. T. Rowe Price Services, Inc., acts as the transfer and dividend disbursing agent and provides shareholder and administrative services to the funds. These companies receive compensation from the funds for their services. All such fees are included in the fees and expenses table under “Other expenses” and in the fund’s financial statements.

 MORE INFORMATION ABOUT THE FUND AND ITS INVESTMENT RISKS

Consider your investment goals, your time horizon for achieving them, and your tolerance for risk.  The fund may be appropriate for you if you are investing through an intermediary and seek diversification for your equity or domestic fixed income investments and can accept the risks that accompany foreign investing, including the potentially greater volatility associated with emerging markets.  Your decision should also take into account whether you have any other foreign bond investments. If you can accept the possibility of share price declines in an effort to achieve high income and some capital growth, the fund could be an appropriate part of your overall investment strategy.

For purposes of determining whether a particular country is considered a developed market or an emerging market, and determining whether the fund invests at least 80% of its net assets in bonds denominated in emerging markets currencies, the fund relies on the designation set forth by MSCI Barra, a prominent provider of investment tools and data services for institutions worldwide.

Buying foreign bonds can be difficult and costly for the individual investor, and gaining access to many foreign markets can be complicated. Few investors have the time, the expertise, or the resources to evaluate foreign markets effectively on their own. The professional management, broad diversification, and relative simplicity of mutual funds make them an attractive, low-cost vehicle for this type of investing.

Interest rates vary from country to country depending on local economic conditions and monetary and fiscal policies. By investing in foreign fixed-income markets, U.S. investors can benefit from potentially higher yields than their own markets provide. Therefore, diversifying internationally across various countries can help reduce portfolio volatility and smooth out returns.

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The fund focuses its investments on emerging market bonds and other debt instruments that are denominated in the local currency of the issuer. These bond markets enable investors to get exposure both to local interest rates and to the currencies of emerging markets. Emerging market currencies also afford investors a potential hedge against weakness in the U.S. dollar. Therefore, the market value of the fund's investments will be significantly affected by changes in the exchange rates between the U.S. dollar and the currencies in which those investments are traded. Security selection relies on in-depth country and currency analysis that seeks to identify shifts in country fundamentals and anticipated currency movements, and considers the risk adjusted attractiveness of currency and duration returns for various emerging market countries.

The fund may enter into forward foreign exchange contracts and currency swaps, purchase and write options on currencies, and purchase and sell currency futures contracts and related options thereon in an effort to hedge against a decline in the value of currencies in which its portfolio holdings are denominated, to increase exposure to a particular foreign currency or to shift its foreign currency exposure from one country to another, or to enhance the fund’s returns. The fund may also use interest rate swaps and futures to adjust its country exposure.

As with any mutual fund, there is no guarantee the fund will achieve its objective. The fund’s share price fluctuates. Loss of money is a risk of investing in the fund. Funds that invest overseas generally carry more risk than funds that invest strictly in U.S. assets. Some particular risks affecting the fund include the following:

Currency risk  This is the risk of a decline in the value of a foreign currency versus the U.S. dollar, which reduces the dollar value of securities denominated in that foreign currency. The overall impact on a fund’s holdings can be significant and long-lasting, depending on the currencies represented in the portfolio, how each one appreciates or depreciates in relation to the U.S. dollar, and whether currency positions are hedged. Foreign currency exchange rates may fluctuate significantly over short periods of time, particularly with respect to emerging markets currencies. Currency exchange rates can also be affected unpredictably by intervention by U.S. or foreign governments or central banks, or by currency controls or political developments. Because the fund is normally heavily exposed to foreign currencies, changes in currency exchange rates are likely to have a significant effect on the fund’s performance. Currency trends are unpredictable, and to the extent the fund purchases and sells currencies, it will also be subject to the risk that its trading strategies, including efforts at hedging, will not succeed. Furthermore, hedging and trading costs can be significant and reduce fund net asset value, and many emerging market currencies cannot be effectively hedged.

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Other risks of foreign investing  Risks can result from varying stages of economic and political development, differing regulatory environments, trading days, accounting standards, uncertain tax laws, and higher transaction costs of non-U.S. markets. Investments outside the United States could be subject to governmental actions such as capital or currency controls, nationalization of a company or industry, expropriation of assets, or imposition of high taxes. A trading market may close without warning for extended time periods, preventing a fund from buying or selling securities in that market.

Emerging markets risk   Investments in emerging markets, which include Africa, parts of Europe and much of Asia, the Middle East, and Central and South America, are subject to the risk of abrupt and severe price declines. The economic and political structures of emerging market countries, in most cases, do not compare favorably with the U.S. or other developed countries in terms of wealth and stability, and their financial markets often lack liquidity. These economies are less developed and can be overly reliant on particular industries and more vulnerable to the ebb and flow of international trade, trade barriers, and other protectionist or retaliatory measures. Certain countries have legacies and periodic episodes of hyperinflation and currency devaluations, particularly Russia and many Latin American nations, and more recently many Asian countries. Governments in many emerging market countries participate to a significant degree in their economies and securities markets. Foreign investments may be restricted and subject to greater government control, including repatriation of sales proceeds. Some countries have histories of instability and upheaval that could cause their governments to act in a detrimental or hostile manner toward private enterprise or foreign investment. Investments in countries or regions that have recently begun moving away from central planning and state-owned industries toward free markets should be regarded as speculative.

While some countries have made progress in economic growth, liberalization, fiscal discipline, and political and social stability, there is no assurance these trends will continue. Significant risks, such as war and terrorism, currently affect some emerging market countries. Fund performance will likely be hurt by exposure to nations in the midst of hyperinflation, currency devaluation, trade disagreements, sudden political upheaval, or interventionist government policies. The volatility of emerging markets may be heightened by the actions (such as significant buying or selling) of a few major investors. For example, substantial increases or decreases in cash flows of mutual funds investing in these markets could significantly affect local securities prices and, therefore, cause fund share prices to decline.

These factors make investing in such countries significantly riskier than in other countries and any one of these could cause a fund’s share price to decline.

Credit risk  This is the chance that an issuer of a fixed-income security or counterparty to over-the-counter derivatives held by the fund will default (fail to make scheduled payments), potentially reducing the fund’s income and share price. This risk is increased when a portfolio security is downgraded or the perceived creditworthiness of an issuer or counterparty deteriorates. The risk of default is much greater for emerging market bonds and securities rated as below investment-grade.

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Liquidity risk  This is the risk that a fund may not be able to sell a security in a timely manner at a desired price. Sectors of the bond market can experience sudden downturns in trading activity. During periods of reduced market liquidity, the spread between the price at which a security can be bought and the price at which it can be sold can widen, and the fund may not be able to sell a security readily at a price that reflects what the fund believes it should be worth. Less liquid securities can also become more difficult to value.

While investments in high-yield, lower-quality securities offer the potential for substantial income and capital appreciation, there are significant risks associated with lower rated securities, such as greater credit risk, reduced market liquidity, and other factors:

Greater credit risk  Companies and governments issuing lower-rated bonds are not as strong financially as those with higher credit ratings, and their bonds are often viewed as speculative investments. Such issuers are more vulnerable to real or perceived business setbacks and to changes in the economy, such as a recession, that might impair their ability to make timely interest and principal payments. Certain less-developed governments have in the past defaulted on payment of interest and principal on debt they have issued. As a result, your portfolio manager relies heavily on proprietary T . Rowe Price and T. Rowe Price International research when selecting these investments.

Reduced market liquidity  High-yielding emerging market bonds are generally less liquid than higher-quality bonds issued by companies and governments in developed countries. Consequently, large purchases or sales of certain high-yield, emerging market debt issues may cause significant changes in their prices. Because many of these bonds do not trade frequently, when they do trade, their prices may be substantially higher or lower than had been expected. A lack of liquidity also means that more subjectivity will be used in establishing the fair value of the securities.

Other factors  The major factor influencing prices of high-quality bonds is changes in interest rate levels; but this is only one of several factors affecting prices of lower-quality bonds. Because the credit quality of the issuer is lower, such bonds are more sensitive to developments affecting the issuer’s underlying fundamentals, such as changes in financial condition, or a given country’s economy in general. In addition, the entire bond market in an emerging market can experience sudden and sharp price swings due to a variety of factors, including changes in economic forecasts, stock market activity, large or sustained sales by institutional investors, a high-profile default, a political upheaval of some kind, or just a change in the market’s psychology. This type of volatility is usually associated more with stocks than bonds, but investors in lower-quality bonds should also anticipate it.

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Since mutual funds can be a major source of demand in certain markets, substantial cash flows into and out of these funds can affect high-yield and emerging market bond prices. If, for example, a significant number of funds were to sell bonds to meet shareholder redemptions, both bond prices and a fund’s share price could fall more than underlying fundamentals might justify.

Interest rate risk  This is the risk that interest rates will increase, causing a decline in bond prices. (Bond prices and interest rates usually move in opposite directions.) Prices fall because the bonds and notes in the fund’s portfolio become less attractive to other investors when securities with higher yields become available. Generally, the longer the maturity of a security or the longer a bond fund’s weighted average maturity, the greater its interest rate risk. Because the fund may invest in debt securities of any maturity, it carries more interest rate risk than a fund that invests in shorter-term securities.

Nondiversified risk  Because it is nondiversified, the fund can invest more of its assets in a smaller number of issuers than diversified funds. Concentrating investments could result in greater potential losses than for funds investing in a broader variety of issuers.

Derivatives risk  To the extent the fund uses forwards, swaps, options, and futures, it is exposed to potential volatility and losses greater than direct investments in the contract’s underlying assets and the risk that anticipated currency or interest rate movements will not be accurately predicted. These instruments may be illiquid and difficult to price, and subject to the risk that the other party to the transaction will not fulfill its contractual obligation. The fund’s efforts at buying or selling currencies in order to take advantage of anticipated changes in exchange rates could result in significant losses for the fund.  If the fund takes a short position in a particular currency, it will lose money if the currency appreciates in value.

If the fund’s foreign currency transactions are intended to hedge the currency risk associated with investing in foreign securities and minimize the risk of loss that would result from a decline in the value of the hedged currency, these transactions also may limit any potential gain that might result should the value of such currency increase.

While most assets will be invested in bonds, as well as forward foreign exchange contracts, swaps, futures, and options, other strategies may be employed that are not considered part of the fund’s principal investment strategies.  For instance, through the use of futures contracts and interest rate swaps, the fund may either extend or shorten the overall maturity of the fund and take long or short positions in particular bond markets. A short position in a bond market means that the fund, for example, could sell interest rate futures with respect to bonds of a particular market and the value of the futures would exceed the value of the bonds held by the fund (or the fund could sell bond futures with respect to a particular bond market without owning any bonds in that market). From time to time, the fund may use other derivatives that are consistent with its investment program.

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A derivative involves risks different from, and possibly greater than, the risks associated with investing directly in the assets on which the derivative is based. Derivatives can be highly volatile, illiquid, and difficult to value, and changes in the value of a derivative may not properly correlate with changes in the value of the underlying asset, reference rate or index. A fund could be exposed to significant losses if it is unable to close a derivatives position due to the lack of a liquid secondary trading market. Derivatives involve the risk that a counterparty to the derivatives agreement will fail to make required payments or comply with the terms of the agreement. There is also the possibility that limitations or trading restrictions may be imposed by an exchange or government regulation, which could adversely impact the value and liquidity of a derivatives contract subject to such regulation.

Recent legislation calls for a new regulatory framework for the derivatives markets. The extent and impact of new regulations are not yet known and may not be known for some time. New regulations may make the use of derivatives by funds more costly, may limit the availability of certain types of derivatives, and may otherwise adversely affect the value or performance of derivatives used by funds.

The Statement of Additional Information contains more detailed information about the fund and its investments, operations, and expenses.

 Investment Policies and Practices

This section takes a detailed look at some of the types of fund securities and the various kinds of investment practices that may be used in day-to-day portfolio management. Fund investments are subject to further restrictions and risks described in the Statement of Additional Information.

Shareholder approval is required to substantively change fund objectives. Shareholder approval is also required to change certain investment restrictions noted in the following section as “fundamental policies.” Portfolio managers also follow certain “operating policies” that can be changed without shareholder approval. Shareholders will receive at least 60 days’ prior notice of a change in the policy requiring the fund to normally invest at least 80% of its net assets in bonds denominated in emerging market currencies.

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Fund holdings of certain kinds of investments cannot exceed maximum percentages of total assets, which are set forth in this prospectus. For instance, fund investments in certain derivatives are limited to 10% of total assets. While these restrictions provide a useful level of detail about fund investments, investors should not view them as an accurate gauge of the potential risk of such investments. For example, in a given period, a 5% investment in derivatives could have significantly more of an impact on a fund’s share price than its weighting in the portfolio. The net effect of a particular investment depends on its volatility and the size of its overall return in relation to the performance of all other fund investments.

Certain investment restrictions, such as a required minimum or maximum investment in a particular type of security, are measured at the time a fund purchases a security. The status, market value, maturity, credit quality, or other characteristics of a fund’s securities may change after they are purchased, and this may cause the amount of a fund’s assets invested in such securities to exceed the stated maximum restriction or fall below the stated minimum restriction. If any of these changes occur, it would not be considered a violation of the investment restriction and will not require the sale of an investment if it was proper at the time it was made (this exception does not apply to a fund’s borrowing policy). However, purchases by a fund during the time it is above or below the stated percentage restriction would be made in compliance with applicable restrictions.

Changes in fund holdings, fund performance, and the contribution of various investments are discussed in the shareholder reports.

Portfolio managers have considerable discretion in choosing investment strategies and selecting securities they believe will help achieve fund objectives.

Nondiversified Status

The fund is registered as a nondiversified mutual fund. Therefore, the fund is able to invest more than 5% of its assets in the fixed-income securities of individual foreign governments and may invest a greater portion of its assets in, and own a greater amount of the voting securities of, a single company than a diversified fund. Since the fund is a nondiversified investment company and is permitted to invest a greater proportion of its assets in the securities of a smaller number of issuers, the fund may be subject to greater credit risk with respect to its portfolio securities and greater volatility with respect to its share price than an investment company that is more broadly diversified.

However, the fund intends to qualify as a regulated investment company for purposes of the Internal Revenue Code. This requires the fund to limit its investments so that, at the end of each fiscal quarter, with respect to 50% of its total assets, no more than 5% of its assets is invested in the securities of a single issuer, and not more than 10% of the voting securities of any issuer are held by the fund. With respect to the remaining 50% of fund assets, no more than 25% may be invested in a single issuer.

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Concentration of Investments  From time to time, the fund may invest more than 25% of its total assets in the securities of foreign governmental and corporate entities located in the same country. However, the fund will not invest more than 25% of its total assets in any single foreign governmental issuer or in two or more such issuers subject to a common, explicit guarantee.

Types of Portfolio Securities

In seeking to meet its investment objective, fund investments may be made in any type of security or instrument (including certain potentially high-risk derivatives described in this section) whose investment characteristics are consistent with its investment program. The following pages describe various types of fund securities and investment management practices.

Debt Securities

The fund’s investments may include but shall not be limited to: (1) debt obligations issued or guaranteed by: (a) a foreign sovereign government or one of its agencies, authorities, instrumentalities, or political subdivisions, including a foreign state, province, or municipality, and (b) supranational organizations such as the World Bank, Asian Development Bank, European Investment Bank, and European Economic Community; (2) debt obligations: (a) of foreign banks and bank holding companies, and (b) of domestic banks and corporations issued in non-U.S. dollar denominations; and (3) foreign corporate debt securities and commercial paper. Such securities may take a variety of forms including those issued in the local currency of the issuer, Brady bonds, Euro bonds, and euro-denominated bonds. Normally, the fund will invest substantially all of its assets in bonds denominated in the local currency of the issuer. The fund may from time to time purchase securities on a when-issued basis, invest in repurchase agreements, and purchase bonds convertible into equities.

Brady Bonds  Brady bonds, named after former U.S. Secretary of the Treasury Nicholas Brady, are used as a means of restructuring the external debt burden of a government in certain emerging markets. A Brady bond is created when an outstanding commercial bank loan to a government or private entity is exchanged for a new bond in connection with a debt restructuring plan. Brady bonds may be collateralized or uncollateralized and issued in various currencies (although typically in the U.S. dollar). They are often fully collateralized as to principal in U.S. Treasury zero coupon bonds. However, even with this collateralization feature, Brady bonds are often considered speculative, below investment-grade investments because the timely payment of interest is the responsibility of the issuing party (for example, a Latin American country) and the value of the bonds can fluctuate significantly based on the issuer’s ability or perceived ability to make these payments. Finally, some Brady bonds may be structured with floating rate or low fixed-rate coupons.

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Below Investment-Grade Bonds  The price and yield of lower-quality (high yield, high-risk) bonds, commonly referred to as “junk bonds” and below investment-grade emerging market bonds, can be expected to fluctuate more than the price and yield of higher-quality bonds. Investment-grade bonds are those rated from the highest quality (AAA or equivalent) to medium quality (BBB or equivalent), and below investment-grade bonds are those rated BB (or equivalent) and lower. Below investment-grade bonds are considered speculative with respect to the issuer’s continuing ability to meet principal and interest payments since their issuers are more vulnerable to financial setbacks and recession than more creditworthy issuers. Even BBB rated bonds may have speculative elements as well. The values of below investment-grade bonds often fluctuate more in response to political, regulatory, or economic developments than higher quality bonds. Successful investment in lower-medium- and low-quality bonds involves greater investment risk and is highly dependent on careful credit analysis.

Operating policy  There is no limit on the fund’s investments in debt securities that are rated below investment-grade.

Convertible Bonds  Convertible bonds are debt instruments convertible into equity of the issuing company at certain times in the future and according to a certain exchange ratio. Typically, convertible bonds are callable by the company, which may, in effect, force conversion before the holder would otherwise choose.

While the fund intends to invest primarily in debt securities, it may invest in convertible bonds or equity securities. While some countries or companies may be regarded as favorable investments, pure fixed-income opportunities may be unattractive or limited due to insufficient supply, or legal or technical restrictions. In such cases, the fund may consider equity securities or convertible bonds to gain exposure to such markets.

Operating policy  The fund may invest up to 10% of total assets in convertible bonds and equity securities.

Loan Participations and Assignments

Large loans to corporations or governments, including governments of less developed countries, may be shared or syndicated among several lenders, usually banks. The fund could participate in such syndicates, or could buy part of a loan, becoming a direct lender. The fund may acquire loans as an assignment from another lender that holds a direct interest in the loan or as a participation interest in another lender’s portion of the loan. Participations and assignments involve special types of risk, including limited marketability and the risks of being considered a lender. If a fund purchases a participation, it may only be able to enforce its rights through the lender, and it may assume the credit risk of the lender in addition to the borrower. With assignments, the fund’s rights against the borrower may be more limited than those held by the original lender. The fund may also make investments in a company through the purchase or execution of a privately negotiated note representing the equivalent of a loan.

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Operating policy  The fund may invest up to 20% of total assets in loan participations and assignments.

Derivatives and Leverage

A derivative is a financial instrument whose value is derived from an underlying security such as a stock or bond or from a market benchmark, such as an interest rate index. Many types of investments representing a wide range of risks and potential rewards are derivatives, including conventional instruments such as callable bonds, futures, and options, as well as other potentially more complex investments such as swaps and structured notes. The use of derivatives can involve leverage. Leverage has the effect of magnifying returns, positively or negatively. The effect on returns will depend on the extent to which an investment is leveraged. For example, an investment of $1, leveraged at 2 to 1, would have the effect of an investment of $2. Leverage ratios can be higher or lower with a corresponding effect on returns. The fund may use derivatives in situations to help accomplish the following: hedge against a decline in principal value, increase yield, invest in eligible asset classes with greater efficiency and at a lower cost than is possible through direct investment, or adjust portfolio duration or credit risk exposure.

Operating policy  The fund’s overall net short positions in particular bond markets will not exceed 10% of the fund’s net assets.

Derivatives that may be used include the following as well as others that combine the risk characteristics and features of futures, options, and swaps:

Futures and Options Futures, a type of potentially high-risk derivative, are often used to manage or hedge risk because they enable the investor to buy or sell an asset in the future at an agreed-upon price. Options, another type of potentially high-risk derivative, give the investor the right (when the investor purchases the option), or the obligation (when the investor “writes” or sells the option), to buy or sell an asset at a predetermined price in the future. Futures and options contracts may be bought or sold for any number of reasons, including: to manage exposure to changes in interest rates, bond prices, foreign currencies, and credit quality; as an efficient means of increasing or decreasing a fund’s exposure to a specific part or broad segment of the U.S. market or a foreign market; in an effort to enhance income; to protect the value of portfolio securities; to serve as a cash management tool; and to adjust portfolio duration or credit exposure. Call or put options may be purchased or sold on securities, futures, and financial indices.

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Futures contracts and options may not always be successful hedges; their prices can be highly volatile; using them could lower fund total return; and the potential loss from the use of futures can exceed a fund’s initial investment in such contracts.

Operating policies  Initial margin deposits on futures and premiums on options used for non-hedging purposes will not exceed 5% of net asset value. The total market value of securities covering call or put options may not exceed 25% of total assets. No more than 5% of total assets will be committed to premiums when purchasing call or put options.

Swaps  Fund investments may be made in interest rate, index, total return, credit default, and other types of swap agreements, as well as options on swaps, commonly referred to as “swaptions.” All of these agreements are considered derivatives and, in certain cases, high-risk derivatives. Interest rate, index, and total return swaps are two-party contracts under which the fund and a counterparty, such as a broker or dealer, agree to exchange the returns (or differentials in rates of return) earned or realized on particular predetermined investments or indices. Credit default swaps are agreements where one party (the protection buyer) will make periodic payments to another party (the protection seller) in exchange for protection against specified credit events, such as defaults and bankruptcies related to an issuer or underlying credit instrument. Swaps and swaptions can be used for a variety of purposes, including: to manage a fund’s exposure to changes in interest or foreign currency exchange rates and credit quality; as an efficient means of adjusting a fund’s exposure to certain markets; in an effort to enhance income or total return or protect the value of portfolio securities; to serve as a cash management tool; and to adjust portfolio duration or credit risk exposure.

There are risks in the use of swaps and swaptions. Swaps could result in losses if interest or foreign currency exchange rates or credit quality changes are not correctly anticipated by the fund. Total return swaps could result in losses if the reference index, security, or investments do not perform as anticipated. Credit default swaps can increase a fund’s exposure to credit risk and could result in losses if evaluation of the creditworthiness of the counterparty, or of the company or government on which the credit default swap is based, is incorrect. The use of swaps and swaptions may not always be successful. Using them could lower fund total return, their prices can be highly volatile, and the potential loss from the use of swaps can exceed a fund’s initial investment in such instruments. Also, the other party to a swap agreement could default on its obligations or refuse to cash out a fund’s investment at a reasonable price, which could turn an expected gain into a loss.

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Operating policies  A swap agreement with any single counterparty will not be entered into if the net amount owed or to be received under existing contracts with that party would exceed 5% of total assets or if the net amount owed or to be received by a fund under all outstanding swap agreements will exceed 10% of total assets. For swaptions, the total market value of securities covering call or put options may not exceed 25% of total assets. No more than 5% of total assets will be committed to premiums when purchasing call or put options.

Hybrid Instruments   These instruments (a type of potentially high-risk derivative) can combine the characteristics of securities, futures, and options. For example, the principal amount or interest rate of a hybrid could be tied (positively or negatively) to the price of some commodity, currency, securities, or securities index or another interest rate (each a “benchmark”). Hybrids can be used as an efficient means of pursuing a variety of investment goals, including currency hedging, duration management, and increased total return. Hybrids may or may not bear interest or pay dividends. The value of a hybrid or its interest rate may be a multiple of a benchmark and, as a result, may be leveraged and move (up or down) more steeply and rapidly than the benchmark. These benchmarks may be sensitive to economic and political events, such as commodity shortages and currency devaluations, which cannot be readily foreseen by the purchaser of a hybrid. Under certain conditions, the redemption value of a hybrid could be zero. Thus, an investment in a hybrid may entail significant market risks that are not associated with a similar investment in a traditional, U.S. dollar-denominated bond that has a fixed principal amount and pays a fixed rate or floating rate of interest. The purchase of hybrids also exposes the fund to the credit risk of the issuer of the hybrid. These risks may cause significant fluctuations in the net asset value of the fund.

Hybrids can have volatile prices and limited liquidity, and their use may not be successful.

Operating policy  Fund investments in hybrid instruments are limited to 10% of total assets.

Investments in Other Investment Companies

A fund may invest in other investment companies, including open-end funds, closed-end funds, and exchange-traded funds.

A fund may purchase the securities of another investment company to temporarily gain exposure to a portion of the market while awaiting purchase of securities or as an efficient means of gaining exposure to a particular asset class. The fund might also purchase shares of another investment company to gain exposure to the securities in the investment company’s portfolio at times when the fund may not be able to buy those securities directly. Any investment in another investment company would be consistent with the fund’s objective and investment program.

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The risks of owning another investment company are generally similar to the risks of investing directly in the securities in which that investment company invests. However, an investment company may not achieve its investment objective or execute its investment strategy effectively, which may adversely affect the fund’s performance. In addition, because closed-end funds and exchange-traded funds trade on a secondary market, their shares may trade at a premium or discount to the actual net asset value of their portfolio securities and their shares may have greater volatility because of the potential lack of liquidity.

As a shareholder of an investment company not sponsored by T. Rowe Price, the fund must pay its pro-rata share of that investment company’s fees and expenses. The fund’s investments in non-T. Rowe Price investment companies are subject to the limits that apply to investments in other funds under the Investment Company Act of 1940 or under any applicable exemptive order.

A fund may also invest in certain other T . Rowe Price funds as a means of gaining efficient and cost-effective exposure to certain asset classes, provided the investment is consistent with the fund’s investment program and policies. Such an investment could allow the fund to obtain the benefits of a more diversified portfolio than might otherwise be available through direct investments in the asset class, and will subject the fund to the risks associated with the particular asset class. Examples of asset classes in which other T . Rowe Price mutual funds concentrate their investments include high yield bonds, floating rate loans, international bonds, emerging market bonds, and emerging market stocks. If the fund invests in another T . Rowe Price fund, the management fee paid by the fund will be reduced to ensure that the fund does not incur duplicate management fees as a result of its investment.

Illiquid Securities

Some fund holdings may be considered illiquid because they are subject to legal or contractual restrictions on resale or because they cannot be sold in the ordinary course of business within seven days at approximately the prices at which they are valued. The determination of liquidity involves a variety of factors. Illiquid securities may include private placements that are sold directly to a small number of investors, usually institutions. Unlike public offerings, such securities are not registered with the SEC. Although certain of these securities may be readily sold, for example under Rule 144A of the Securities Act of 1933, others may have resale restrictions and can be illiquid. The sale of illiquid securities may involve substantial delays and additional costs, and a fund may only be able to sell such securities at prices substantially less than what it believes they are worth.

Operating policy  Fund investments in illiquid securities are limited to 15% of net assets.

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Types of Investment Management Practices

Reserve Position

A certain portion of fund assets will be held in reserves. Fund reserve positions can consist of: 1) shares of one or both of the T. Rowe Price internal money funds; 2) short-term, high-quality U.S. and foreign dollar-denominated money market securities, including repurchase agreements; and 3) U.S. dollar or non-U.S. dollar currencies. For temporary, defensive purposes, there is no limit on a fund’s holdings in reserves. If a fund has significant holdings in reserves, it could compromise the fund’s ability to achieve its objectives. The reserve position provides flexibility in meeting redemptions, paying expenses, and in the timing of new investments and can serve as a short-term defense during periods of unusual market volatility. Non-U.S. dollar reserves are subject to currency risk.

Foreign Currency Transactions

The fund may engage in foreign currency transactions either on a spot (cash) basis at the rate prevailing in the currency exchange market at the time or through forward currency contracts, which are contracts between two counterparties to exchange one currency for another on a future date at a specified exchange rate. In addition to foreign currency forwards, futures, swaps, and options on foreign currencies may also be used to protect the fund’s foreign securities from adverse currency movements relative to the U.S. dollar, as well as to gain exposure to currencies and markets expected to increase or decrease in value relative to other currencies or securities.

The fund may attempt to hedge its exposure to potentially unfavorable currency changes. Forward currency contracts will be used primarily to adjust the foreign exchange exposure of the fund with a view to protecting the portfolio from adverse currency movements, based on T. Rowe Price’s outlook. However, forward currency contracts can also be used in an effort to benefit from a currency believed to be appreciating in value versus other currencies. The fund may invest in foreign currencies directly without holding any foreign bonds or securities denominated in those currencies.

Forward currency contracts involve special risks, including, but not limited to, significant volatility in currency markets, and the risk that in certain markets, particularly emerging markets, it is not possible to engage in effective foreign currency hedging. In addition, such transactions involve the risk that currency movements will not occur as anticipated by T. Rowe Price, which could reduce a fund’s total return. The fund might be expected to enter into foreign currency transactions under the following circumstances:

Lock In  When the fund desires to lock in the U.S. dollar price on the purchase or sale of a security denominated in a foreign currency.

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Cross Hedge  If a particular currency is expected to decrease against another currency, the fund may sell the currency expected to decrease and purchase a currency that is expected to increase against the currency sold. The fund’s cross hedging transactions may involve currencies in which the fund’s holdings are denominated. However, the fund is not required to own any securities in the particular currency being purchased or sold.

Direct Hedge  If the fund seeks to eliminate substantially all of the risk of owning a particular currency or believes the portfolio could benefit from price appreciation in a given country’s bonds but did not want to hold the currency, it could employ a direct hedge back into the U.S. dollar. In either case, a fund would enter into a forward contract to sell the currency in which a portfolio security is denominated and purchase U.S. dollars at an exchange rate established at the time it initiated the contract. The cost of the direct hedge transaction may offset most, if not all, of the yield advantage offered by the foreign security, but the fund would hope to benefit from an increase (if any) in the value of the bond.

Proxy Hedge  In certain circumstances, a different currency may be substituted for the currency in which the investment is denominated, a strategy known as proxy hedging. In this case, the fund, having purchased a security, will sell a currency whose value is believed to be closely linked to the currency in which the security is denominated. This type of hedging entails greater risk than a direct hedge because it is dependent on a stable relationship between the two currencies paired as proxies, and because the relationships can be very unstable at times. The fund may also use these instruments to create a synthetic bond—issued  in one currency but with the currency component transformed into another currency.

Costs of Hedging  When the fund purchases a foreign bond with a higher interest rate than is available on U.S. bonds of a similar maturity, the additional yield on the foreign bond could be substantially lessened if the fund were to enter into a direct hedge by selling the foreign currency and purchasing the U.S. dollar. This is what is known as the “cost” of hedging. A proxy hedge, which is less costly than a direct hedge, attempts to reduce this cost through an indirect hedge back to the U.S. dollar.

It is important to note that hedging costs are treated as capital transactions and are not, therefore, deducted from a fund’s dividend distribution and are not reflected in its yield. Instead, such costs will, over time, be reflected in a fund’s net asset value per share and total return. Hedging may result in the application of the mark-to-market and straddle provisions of the Internal Revenue Code. These provisions could result in an increase (or decrease) in the amount of taxable dividends paid by the funds and could affect whether dividends paid by the funds are classified as capital gains or ordinary income.

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Operating policy  The fund’s overall net short positions in currencies will not exceed 10% of the fund’s net assets.

When-Issued Securities and Forwards

The fund may purchase securities on a when-issued or delayed delivery basis or may purchase or sell securities on a forward commitment basis. The price of these securities is fixed at the time of the commitment to buy, but delivery and payment can take place a month or more later. During the interim period, the market value of the securities can fluctuate, and no interest accrues to the purchaser. At the time of delivery, the value of the securities may be more or less than the purchase or sale price. To the extent the fund remains fully or almost fully invested (in securities with a remaining maturity of more than one year) at the same time it purchases these securities, there will be greater fluctuations in the fund’s net asset value than if the fund did not purchase them.

Borrowing Money and Transferring Assets

A fund may borrow from banks, other persons, and other T. Rowe Price funds for temporary emergency purposes to facilitate redemption requests, or for other purposes consistent with fund policies as set forth in this prospectus. Such borrowings may be collateralized with fund assets, subject to restrictions.

Fundamental policy  Borrowings may not exceed 33 1/3% of total assets.

Operating policy  A fund will not transfer portfolio securities as collateral except as necessary in connection with permissible borrowings or investments, and then such transfers may not exceed 33 1/3% of total assets. A fund will not purchase additional securities when borrowings exceed 5% of total assets.

Lending of Portfolio Securities

A fund may lend its securities to broker-dealers, other institutions, or other persons to earn additional income. Risks include the potential insolvency of the broker-dealer or other borrower that could result in delays in recovering securities and capital losses. Additionally, losses could result from the reinvestment of collateral received on loaned securities in investments that default or do not perform as well as expected.

Fundamental policy The value of loaned securities may not exceed 33 1/3% of total assets.

Credit Quality Considerations

The credit quality of many fund holdings is evaluated by rating agencies such as Moody’s and Standard & Poor’s on the basis of the issuer’s ability to meet all required interest and principal payments. The highest ratings are assigned to issuers perceived to be the best credit risks. T. Rowe Price research analysts also evaluate all fund holdings, including those rated by outside agencies. Other things being equal, lower-rated bonds and other debt obligations have higher yields due to greater credit risk. High-yield bonds, also called “junk” bonds, are those rated below BBB.

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Credit quality ratings are not guarantees. They are estimates of an issuer’s financial strength and ability to make interest and principal payments as they come due. Ratings can change at any time due to real or perceived changes in an issuer’s credit or financial fundamentals.

The following table shows the rating scale used by the major rating agencies. T. Rowe Price considers publicly available ratings but emphasizes its own credit analysis when selecting investments.

Ratings of Corporate Debt Securities

	Moody’s Investors Service, Inc.		Standard & Poor’s Corporation	Fitch Ratings	Definition
Long Term	Aaa		AAA	AAA	Highest quality
	Aa		AA	AA	High quality
	A		A	A	Upper-medium grade
	Baa		BBB	BBB	Medium grade
	Ba		BB	BB	Speculative
	B		B	B	Highly speculative
	Caa		CCC	CCC	Vulnerable to default
	Ca		CC	CC	Default is imminent
	C		C	C	Probably in default
	Moody’s		S&P		Fitch Ratings
Commercial Paper	P-1	Superior quality	A-1+ A-1	Extremely strong quality Strong quality	F-1+ F-1	Exceptionally strong quality Very strong quality
	P-2	Strong quality	A-2	Satisfactory quality	F-2	Good credit quality
	P-3	Acceptable quality	A-3 B C	Adequate quality Speculative quality Doubtful quality	F-3	Fair credit quality

Portfolio Turnover

Turnover is an indication of frequency of trading. The fund will not generally trade in securities for short-term profits, but, when circumstances warrant, securities may be purchased and sold without regard to the length of time held. Each time a fund purchases or sells a security, it incurs a cost. This cost is reflected in the fund’s net asset value but not in its operating expenses. The higher the turnover rate, the higher the transaction costs and the greater the impact on the fund’s total return. Higher turnover can also increase the possibility of taxable capital gain distributions. The fund’s portfolio turnover rate for the initial period of operations may exceed 100%.

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 DISCLOSURE OF FUND PORTFOLIO INFORMATION

Each T. Rowe Price fund’s portfolio holdings are disclosed on a regular basis in its semiannual and annual shareholder reports, and on Form N-Q, which is filed with the SEC within 60 days of the fund’s first and third fiscal quarter-end. The money funds file detailed month-end portfolio holdings information with the SEC each month. Such information will be made available to the public 60 days after the end of the month to which the information pertains. In addition, the funds disclose their calendar quarter-end portfolio holdings on troweprice.com 15 calendar days after each quarter. Under certain conditions, up to 5% of a fund’s holdings may be included in this portfolio list without being individually identified. Generally, securities would not be individually identified if they are being actively bought or sold and it is determined that the quarter-end disclosure of the holding could be harmful to the fund. A security will not be excluded for these purposes from a fund’s quarter-end holdings disclosure for more than one year. Money funds also disclose their month-end portfolio holdings on troweprice.com five business days after each month. The quarter-end portfolio holdings will remain on the website for one year and the month-end money fund portfolio holdings will remain on the website for six months. Each fund also discloses its 10 largest holdings on troweprice.com on the seventh business day after each month-end. These holdings are listed in alphabetical order along with the aggregate percentage of the fund’s total assets that these 10 holdings represent. Each monthly top 10 list will remain on the website for six months. A description of T. Rowe Price’s policies and procedures with respect to the disclosure of portfolio information is in the Statement of Additional Information.

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 ACCOUNT REQUIREMENTS AND TRANSACTION INFORMATION

If you are purchasing fund shares through a third-party intermediary, contact the intermediary for information regarding the intermediary’s policies on purchasing, exchanging, and redeeming fund shares as well as initial and subsequent investment minimums.

Tax Identification Number

The intermediary must provide T. Rowe Price with its certified Social Security or employer identification number. Otherwise, federal law requires the funds to withhold a percentage of dividends, capital gain distributions, and redemptions and may subject the intermediary or account holder to an Internal Revenue Service fine. If this information is not received within 60 days after the account is established, the account may be redeemed at the fund’s net asset value on the redemption date.

All initial and subsequent investments by intermediaries should be made by bank wire or electronic payment. For more information, contact Financial Institution Services by calling 1-800-638-8790.

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Opening a New Account $2,500 minimum initial investment; $1,000 for retirement plans or Uniform Gifts to Minors Act/Uniform Transfers to Minors Act accounts.

Important Information About Opening an Account	Pursuant to federal law, all financial institutions must obtain, verify, and record information that identifies each person or entity that opens an account.

When an account is opened, the name, residential street address, date of birth, and Social Security number or employer identification number for each account owner and person(s) opening an account on behalf of others, such as custodians, agents, trustees, or other authorized signers must be provided. Corporate and other institutional accounts require documents showing the existence of the entity (such as articles of incorporation or partnership agreements) to open an account. Certain other fiduciary accounts (such as trusts or power of attorney arrangements) require documentation, which may include an original or certified copy of the trust agreement or power of attorney to open an account. For more information, call Financial Institution Services.

T. Rowe Price will use this information to verify the identity of the person(s)/entity opening the account. An account cannot be opened until all of this information is received. If the identity of the account holder cannot be verified, T. Rowe Price is authorized to take any action permitted by law. (See Rights Reserved by the Funds.)

Intermediaries should call Financial Institution Services for an account number, assignment to a dedicated service representative, and wire transfer instructions.

In order to obtain an account number, the intermediary must supply the name, Social Security or employer identification number, and business street address for the account.

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Intermediaries should complete a New Account Form and mail it, with proper documentation identifying your firm, to one of the appropriate addresses listed below. Intermediaries must also enter into a separate agreement with the fund or its agent. The funds are generally available only to investors residing in the United States.

via U.S. Postal Service T. Rowe Price Financial Institution Services P.O. Box 17300 Baltimore, MD 21297-1603

via private carriers/overnight services T. Rowe Price Financial Institution Services Mail Code: OM-4232 4515 Painters Mill Road Owings Mills , MD 21117-4842

Note: Please use the correct address to avoid a delay in opening your new account.

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 PURCHASING ADDITIONAL SHARES

$100 minimum additional purchase; $50 minimum for retirement plans, Automatic Asset Builder, and Uniform Gifts to Minors Act/Uniform Transfers to Minors Act accounts

By Wire

Intermediaries should call Financial Institution Services or access troweprice.com  for wire transfer instructions. For purchases by wire, the wire must be received by T. Rowe Price by the close of the New York Stock Exchange to receive that day’s share price. You may not receive the share price for the same day the wire was initiated.

 EXCHANGING AND REDEEMING SHARES

Exchange Service

Money can be moved from one account to an existing, identically registered account or a new identically registered account can be opened. Intermediaries should call their Financial Institution Services representative for more information or to place a trade. For exchange policies, please see Transaction Procedures and Special Requirements–Excessive and Short-Term Trading.

Redemptions	Unless otherwise indicated, redemption proceeds will be wired to the intermediary’s designated bank. Intermediaries should contact their Financial Institution Services representative.

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Some of the T. Rowe Price funds may impose a redemption fee. Check the fund’s prospectus under Contingent Redemption Fee in Pricing Shares and Receiving Sale Proceeds. The fee is paid to the fund.

If your account has no activity in it for a certain period of time, your intermediary may be required to transfer your account to the appropriate state under its abandoned property laws.

 RIGHTS RESERVED BY THE FUNDS

T. Rowe Price funds and their agents, in their sole discretion, reserve the following rights: (1) to waive or lower investment minimums; (2) to accept initial purchases by telephone; (3) to refuse any purchase or exchange order; (4) to cancel or rescind any purchase or exchange order placed through an intermediary, no later than the business day after the order is received by the intermediary (including, but not limited to, orders deemed to result in excessive trading, market timing, or 5% ownership); (5) to cease offering fund shares at any time to all or certain groups of investors; (6) to freeze any account and suspend account services when notice has been received of a dispute regarding the ownership of the account, or a legal claim against an account, or there is reason to believe a fraudulent transaction may occur; (7) to otherwise modify the conditions of purchase and modify or terminate any services at any time; (8) to waive any wire, small account, maintenance, or fiduciary fees charged to a group of shareholders; (9) to act on instructions reasonably believed to be genuine; (10) to involuntarily redeem your account at the net asset value calculated the day the account is redeemed, in cases of threatening conduct, suspected fraudulent or illegal activity, or if the fund or its agent is unable, through its procedures, to verify the identity of the person(s) or entity opening an account; and (11) for money funds, to suspend redemptions and postpone the payment of proceeds to facilitate an orderly liquidation of the fund.

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 T. Rowe Price Privacy Policy

In the course of doing business with T. Rowe Price, you share personal and financial information with us. We treat this information as confidential and recognize the importance of protecting access to it.

You may provide information when communicating or transacting business with us in writing, electronically, or by phone. For instance, information may come from applications, requests for forms or literature, and your transactions and account positions with us. On occasion, such information may come from consumer reporting agencies and those providing services to us.

We do not sell information about current or former customers to any third parties, and we do not disclose it to third parties unless necessary to process a transaction, service an account, or as otherwise permitted by law. We may share information within the T. Rowe Price family of companies in the course of providing or offering products and services to best meet your investing needs. We may also share that information with companies that perform administrative or marketing services for T. Rowe Price, with a research firm we have hired, or with a business partner, such as a bank or insurance company with which we are developing or offering investment products. When we enter into such a relationship, our contracts restrict the companies’ use of our customer information, prohibiting them from sharing or using it for any purposes other than those for which they were hired.

We maintain physical, electronic, and procedural safeguards to protect your personal information. Within T. Rowe Price, access to such information is limited to those who need it to perform their jobs, such as servicing your accounts, resolving problems, or informing you of new products or services. Finally, our Code of Ethics, which applies to all employees, restricts the use of customer information and requires that it be held in strict confidence.

This Privacy Policy applies to the following T. Rowe Price family of companies: T. Rowe Price Associates, Inc.; T. Rowe Price Advisory Services, Inc.; T. Rowe Price Investment Services, Inc.; T. Rowe Price Savings Bank; T. Rowe Price Trust Company; and the T. Rowe Price Funds.

A Statement of Additional Information for the T. Rowe Price family of funds has been filed with the SEC and is incorporated by reference into this prospectus. Further information about fund investments, including a review of market conditions and the manager’s recent investment strategies and their impact on performance during the past fiscal year, is available in the annual and semiannual shareholder reports. To obtain free copies of any of these documents, call your intermediary. These documents are available through troweprice.com.

Fund information and Statements of Additional Information are also available from the Public Reference Room of the SEC. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-202-551-8090. Fund reports and other fund information are available on the EDGAR Database on the SEC’s Internet site at http://www.sec.gov. Copies of this information may be obtained, after paying a duplicating fee, by electronic request at publicinfo@sec.gov, or by writing the Public Reference Room, Washington, D.C. 20549-1520.

T. Rowe Price Associates, Inc.

100 East Pratt Street

Baltimore, MD 21202

1940 Act File No. 811-2958                                                            E292-040 5/ 26/11